Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 3, 2023, relating to the consolidated financial statements of Mercantile Bank Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/BDO USA, P.C.

BDO USA, P.C.

Grand Rapids, Michigan

September 16, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.